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EXHIBIT (a)(1)(F)

TENDER OFFER INSTRUCTION FORM
ARCTIC CAT INC. RETIREMENT SAVINGS PLAN
BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ
THE ACCOMPANYING INFORMATION

        In response to the tender offer by Aces Acquisition Corp., a Minnesota corporation and a direct wholly owned subsidiary of Textron Specialized Vehicles Inc., a Delaware corporation, which is a direct wholly owned subsidiary of Textron Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (each, a "Share" and collectively, the "Shares"), of Arctic Cat Inc., a Minnesota corporation, at a price of $18.50 per Share, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the offer to purchase, dated February 2, 2017, and in the related letter of transmittal (collectively, the "Offer"), I hereby instruct Prudential Investment Management Services LLC (the "Trustee") to tender the Shares allocated to my account under the Arctic Cat Inc. Retirement Savings Plan (the "Plan") in response to the Offer as follows:

        Your participation in this tender offer is voluntary. If you wish to make an election please proceed below. If you do not wish to make an election, no action is required.

 PLEASE COMPLETE THE REMAINDER OF THE FORM

☐
I direct the Trustee to tender ALL of the Shares allocated to my account under the Plan.

☐
        % (insert a percentage in whole numbers, 1%-99%), I direct the Trustee to tender the written percentage of the Shares allocated to my account under the Plan. (If you check this box but fail to insert a percentage, your direction will be treated as a direction NOT to tender any of the Shares allocated to your account under the Plan.)

        You may submit your tender instruction to Wells Fargo Bank, N.A. the Depositary for the Offer.

        Tender Offer Instructions that are not timely received will be treated as an instruction not to tender the Shares.

        Please submit your written instructions by mailing this completed form promptly in the enclosed envelope or via overnight courier service to Wells Fargo Bank, N.A., Attn: Voluntary Corporate Actions, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120

        Shares Held Outside the Plan.    The process outlined in this Tender Offer Instruction Form applies only to Shares allocated to your account under the Plan. If you wish to tender any Shares other than the Shares allocated to your account under the Plan, you must follow the general instructions set forth in the Offer.

        Withdrawal Rights.    Your direction will be deemed irrevocable unless withdrawn by 5 p.m., New York City time, on Tuesday, February 28, 2017, unless the tender offer is extended. In order to make an effective withdrawal, you must submit written request to the Depositary. In order to make a new election, you must submit a new Tender Offer Instruction Form which may be obtained by calling Alliance Advisors LLC, the information agent, at (973) 873-7780 (Call Collect) or (888) 991-1293 (Call Toll-Free).

        I hereby withdraw                                      Number of Shares in my 401(k) account from the Offer.

        IN EITHER CASE, YOUR INSTRUCTION MUST BE RECEIVED BY WELLS FARGO NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 28, 2017, OR YOUR SHARES WILL NOT BE TENDERED.

Printed Name
, 2017
Signature	Date

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PLEASE COMPLETE THE REMAINDER OF THE FORM